                                                                    EXHIBIT 99.1


          IDEX CORPORATION REPORTS Q1 2007 SALES GROWTH OF 25 PERCENT;
     10 PERCENT ORGANIC SALES GROWTH AND 24 PERCENT INCREASE IN DILUTED EPS

NORTHBROOK, IL, APRIL 19 -- IDEX CORPORATION (NYSE: IEX) today announced its financial results for the quarter ended March 31, 2007. From continuing operations, orders in the first quarter were up 23 percent, sales increased 25 percent, and income rose 25 percent to $36.8 million. Diluted earnings per share from continuing operations were 68 cents versus 55 cents in the year-ago quarter.

FIRST QUARTER 2007 HIGHLIGHTS (FROM CONTINUING OPERATIONS)

     - Orders in the first quarter of 2007 were $362.8 million, 23 percent higher than a year ago; excluding foreign currency translation and acquisitions, organic orders growth was 9 percent.

     - First quarter sales of $333.3 million rose 25 percent; excluding foreign currency translation and acquisitions, organic sales growth was 10 percent.

     - Operating margins at 18.5 percent were 60 basis points higher than a year ago (90 basis points adjusted for severance costs within our Dispensing business).

     -    Income increased 25 percent to $36.8 million.

     -    Diluted EPS at $0.68 was 13 cents or 24 percent ahead of last year.

     - EBITDA of $71.2 million was 21 percent of sales and covered interest expense by more than 11 times.

     -    First quarter free cash flow was $12.1 million.

     - As previously announced, the acquisition of Faure Herman was completed in a strategic expansion of the company's refined fuels & gas business.

     - As announced on April 4, 2007, the Board of Directors approved a three-for-two stock split and 20 percent increase in the quarterly cash dividend.

"Our company continued to perform extremely well through the first quarter of 2007. Our results were highlighted by total sales growth of 25 percent, organic sales growth of 10 percent and continued operating margin expansion of 90 basis points, adjusted for severance costs within our Dispensing business. We delivered organic sales growth across all four business segments, led by Fluid & Metering Technologies at 12 percent and Dispensing Equipment at 10 percent. Within Fire & Safety/Diversified Products and Health & Science Technologies, organic growth was solid at 9 percent and 7 percent, respectively. We completed the previously-announced acquisition of Faure Herman, a leading provider of ultrasonic and helical turbine flow meters used in the custody transfer and control of high value fluids and gases. This is another strategic addition to our energy markets focus within our Fluid & Metering business. As we move forward, we are well positioned in attractive product segments buoyed by strong underlying industry fundamentals. We are leveraging commercial and operational excellence to effectively serve our customers, expand our market position and generate profitable growth."

                                            Lawrence D. Kingsley
                                            Chairman and Chief Executive Officer

FIRST QUARTER FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

                                                                                 FOR THE QUARTER ENDED
                                                                   March 31,                       December 31,
                                                            ----------------------                 ------------
                                                               2007         2006        Change         2006         Change
                                                            ---------    ---------      ------     ------------     ------
ORDERS WRITTEN                                              $   362.8    $   294.1        23%       $   314.9         15%
SALES                                                           333.3        266.4        25            302.1         10
OPERATING INCOME                                                 61.6         47.8        29             59.0          4
OPERATING MARGIN                                                 18.5%        17.9%       60bp           19.5%      (100)bp
INCOME FROM CONTINUING OPERATIONS                           $    36.8    $    29.6        25%       $    36.2          2%
NET INCOME                                                       36.7         30.1        22             35.6          3
DILUTED EPS:
  INCOME FROM CONTINUING OPERATIONS                                .68          .55       24               .67         1
  NET INCOME                                                       .67          .56       20               .66         2

OTHER DATA
   -  Income before Taxes                                   $    55.7    $    44.8        24%       $    53.3          5%
   -  Depreciation and Amortization                               9.1          6.3        45              9.3         (1)
   -  Interest                                                    6.4          2.9       117              6.0          7
   -  EBITDA                                                     71.2         54.0        32             68.6          4
   -  Cash Flow from Operating Activities                        15.7         24.0       (35)            50.6        (69)
   -  Capital Expenditures                                        5.4          4.0        35              5.2          4
   -  Excess Tax Benefit from Stock-Based Compensation            1.8          2.5       (30)             0.9         97
   -  Free Cash Flow                                             12.1         22.5       (47)            46.3        (74)


Q1 ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS INCREASE YEAR-OVER-YEAR
New orders in the quarter totaled $362.8 million, 23 percent higher than the same period in 2006. Excluding the impact of acquisitions and foreign currency translation, orders were up 9 percent.

Sales in the first quarter of $333.3 million increased 25 percent from the prior-year period. Excluding the impact of acquisitions and foreign currency translation, organic growth was 10 percent, led by Fluid & Metering Technologies at 12 percent. Sales to international customers represented approximately 44 percent of total sales for both the first quarters of 2006 and 2007.

First quarter operating margin was 18.5 percent, 60 basis points higher than the
17.9 percent reported in the prior-year period. Gross margin of 41.9 percent was 60 basis points higher than the first quarter of 2006. Volume leverage, strategic sourcing and operational excellence initiatives drove the gross margin improvement. Selling, general and administrative expenses as a percent of sales of 23.4 percent was flat compared to the prior year. First quarter SG&A expenses were unfavorably impacted by $1.0 million of severance cost associated with the Dispensing segment's international operations. In addition, higher total SG&A expenses reflect acquisitions, volume-related expenses, and reinvestment in the business to drive organic growth.

Income from continuing operations of $36.8 million increased 25 percent over the first quarter of 2006. Diluted earnings per share from continuing operations of 68 cents improved 13 cents, or 24 percent, from the first quarter of 2006.

SEGMENT RESULTS
Fluid & Metering Technologies sales in the first quarter of $136.7 million reflected 34 percent growth (21 percent acquisitions, 12 percent organic and 1 percent foreign currency translation). Strong global demand for fluid-handling technologies, coupled with acquisitions, drove the sales growth within the segment. Operating margin of 21.8 percent represented a 240 basis point improvement compared with the first quarter of 2006.

Health & Science Technologies sales in the first quarter of $80.7 million reflected 28 percent growth (21 percent acquisitions and 7 percent organic). Sales growth was driven primarily from acquisitions and continued demand for small-scale applied fluidic solutions. Operating margin of 17.2 percent represented a 230 basis point decline compared with the first quarter of 2006 due to the impact of acquisitions and growth-related investments in the company's medical product lines.

Dispensing Equipment sales of $47.9 million in the first quarter reflected 16 percent growth (10 percent organic and 6 percent foreign currency translation) due primarily to the continued strong project-based orders in North America and stable market conditions in Europe. Operating margin was 24.4 percent versus
24.9 percent in the first quarter of 2006. Adjusted for $1.0 million of severance-related expenses in Dispensing's international operations, operating margins improved 160 basis points compared with the year-ago period.

Fire & Safety/Diversified Products sales in the first quarter of $69.2 million reflected 13 percent growth (9 percent organic and 4 percent foreign currency translation) driven by global demand for fire and safety preparedness, as well as applied solutions within the company's engineered band clamping business. Operating margin of 22.2 percent represented a 10 basis point decline compared with the first quarter of 2006.

For the first quarter 2007, Fluid & Metering Technologies contributed 41 percent of sales and 42 percent operating income; Health & Science Technologies accounted for 24 percent of sales and 20 percent of operating income; Dispensing Equipment accounted for 14 percent of sales and 16 percent of operating income; and Fire & Safety/Diversified Products represented 21 percent of sales and 22 percent of operating income.

ACQUISITION OF FAURE HERMAN
As previously announced, on February 14, 2007, the company acquired Faure Herman SA, a leading provider of flow meters used in the custody transfer and control of high value fluids and gases. Headquartered in La Ferte Bernard, France, with sales offices in Europe and North America, Faure Herman has revenues of approximately 17 million euro ($22 million USD) and is being operated as part of the company's Liquid Controls business within its Fluid & Metering Technologies segment. The addition of Faure Herman is not expected to be accretive to the company's earnings for the first half of 2007.

"The leading technology of Faure Herman's products and its strong regional brand are significant additions to our precision metering capability in the refined fuels and gas market," said IDEX Chairman and Chief Executive Officer Larry Kingsley. "Faure Herman's next-generation technologies dovetail perfectly with our Fluid & Metering downstream oil industry products and the new controls platform we recently acquired with Toptech Systems. While enabling our continued growth in Europe, Faure Herman also further strengthens our global flow metering solutions capability."

3-FOR-2 STOCK SPLIT AND DIVIDEND INCREASE
In a news release issued April 4, 2007, the company announced that its Board of Directors has declared a 3-for-2 split of its common stock and approved a 20 percent increase in the quarterly cash dividend. The stock split will be payable, in the form of a 50 percent stock dividend, on May 21, 2007, to shareholders of record as of May 7, 2007. The dividend action represents an increase to $0.18 per share on a pre-split basis (or $0.12 per share on a post-split basis) and will be paid April 30, 2007, to shareholders of record as of April 16, 2007.

STRONG FINANCIAL POSITION
IDEX ended the quarter with total assets of $1.7 billion and working capital of $128 million. Total borrowings were $376 million at March 31, 2007. Free cash flow (cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation) for the first quarter of 2007 was $12.1 million, which reflects annual payments for the company's incentive-based compensation and funding of the defined contribution plan. First quarter 2007 EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $71.2 million (21 percent of sales) and covered interest expense by more than 11 times. Debt-to-total capitalization at March 31, 2007, was 27 percent.

PROGRESS CONTINUES ON GROWTH INITIATIVES: COMMERCIAL AND OPERATIONAL EXCELLENCE "We're pleased with our progress in expanding and applying our commercial and operational excellence capabilities," Kingsley said. "We continue to reinvest in marketing and sales to broaden our served market, including corporate resources to deploy new, company-wide best practices. Our focus on fluidics solutions and other carefully targeted engineered products segments is the basis for geographic, product and industry segment expansion. We are creating new opportunities in all four business segments.

"At the same time, our operating mindset, which centers on Mixed Model Lean, is enabling us to flexibly respond to new market and customer requirements," Kingsley said. "We're focused on reducing plant cycle times and lead times to help our customers remain competitive. Other continuous improvement and strategic sourcing initiatives are also improving our operating efficiency and enabling us to further leverage our plant investment. As evidence that our strategy is working, the first quarter operating margin improved to 18.5 percent, 60 basis points ahead of the year-ago quarter (90 basis points adjusted for severance costs within our Dispensing business)."

2007 OUTLOOK
Kingsley concluded, "As we move ahead in 2007, the markets we serve and our business fundamentals remain quite strong. We are focused on generating growth and reinvesting in new products, markets and strategic acquisitions that complement our current capabilities. Across the company, we remain committed to delivering outstanding customer and shareholder value."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET
IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, April 19, 2007 at 1:30 p.m. CDT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #5707718.

A NOTE ON EBITDA AND FREE CASH FLOW
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries -- all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

IDEX CORPORATION
Add -5-

                                IDEX CORPORATION
                CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                   FIRST QUARTER ENDED
                                                                                        MARCH 31,
                                                                                2007               2006
-----------------------------------------------------------------------------------------------------------
NET SALES                                                                   $ 333,268           $ 266,388
COST OF SALES                                                                 193,604             156,255
-----------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                  139,664             110,133
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                   78,112              62,355
-----------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                               61,552              47,778
OTHER INCOME - NET                                                                573                  11
INTEREST EXPENSE                                                                6,379               2,941
-----------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                          55,746              44,848
PROVISION FOR INCOME TAXES                                                     18,915              15,267
-----------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                              36,831              29,581
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX                           (164)                497
NET GAIN (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX                      -                   -
-----------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX                           (164)                497
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $  36,667           $  30,078
===========================================================================================================

BASIC EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                                       $    0.69           $    0.56
DISCONTINUED OPERATIONS                                                             -                0.01
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $    0.69           $    0.57
===========================================================================================================

DILUTED EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                                       $    0.68           $    0.55
DISCONTINUED OPERATIONS                                                         (0.01)               0.01
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $    0.67           $    0.56
===========================================================================================================

SHARE DATA:
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                               53,509              52,637
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                             54,451              53,857
===========================================================================================================


BASIC EARNINGS PER COMMON SHARE (ADJUSTED FOR ANNOUNCED STOCK SPLIT):
CONTINUING OPERATIONS                                                       $    0.46           $    0.37
DISCONTINUED OPERATIONS                                                             -                0.01
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $    0.46           $    0.38
===========================================================================================================

DILUTED EARNINGS PER COMMON SHARE (ADJUSTED FOR ANNOUNCED STOCK SPLIT):
CONTINUING OPERATIONS                                                       $    0.45           $    0.37
DISCONTINUED OPERATIONS                                                             -                   -
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $    0.45           $    0.37
===========================================================================================================

SHARE DATA (ADJUSTED FOR ANNOUNCED STOCK SPLIT):
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                               80,264              78,956
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                             81,677              80,786
===========================================================================================================


                                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                                (IN THOUSANDS)
                                                                            MARCH 31,           DECEMBER 31
                                                                               2007                 2006
-----------------------------------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
     CASH AND CASH EQUIVALENTS                                             $   77,500          $   77,941
     RECEIVABLES - NET                                                        196,336             166,485
     INVENTORIES                                                              169,668             160,687
     ASSETS HELD FOR SALE                                                         852                 829
     OTHER CURRENT ASSETS                                                      21,803              11,966
-----------------------------------------------------------------------------------------------------------
   TOTAL CURRENT ASSETS                                                       466,159             417,908
   PROPERTY, PLANT AND EQUIPMENT - NET                                        167,278             165,949
   GOODWILL AND INTANGIBLE ASSETS                                           1,108,270           1,083,963
   OTHER NONCURRENT ASSETS                                                      2,874               3,001
-----------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                                                       $1,744,581          $1,670,821
===========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
     TRADE ACCOUNTS PAYABLE                                                $   87,332          $   75,444
     ACCRUED EXPENSES                                                          91,794              95,170
     SHORT-TERM BORROWINGS                                                    158,489               8,210
     LIABILITIES HELD FOR SALE                                                    229                 373
     DIVIDENDS PAYABLE                                                              -               8,055
-----------------------------------------------------------------------------------------------------------

   TOTAL CURRENT LIABILITIES                                                  337,844             187,252
   LONG-TERM BORROWINGS                                                       217,900             353,770
   OTHER NONCURRENT LIABILITIES                                               160,664             150,527
-----------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                        716,408             691,549
   SHAREHOLDERS' EQUITY                                                     1,028,173             979,272
-----------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $1,744,581          $1,670,821
===========================================================================================================


                                     -more-

IDEX CORPORATION
ADD -6-

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


                                                                                  FIRST QUARTER ENDED
                                                                                     MARCH 31, (a)
                                                                                2007               2006
---------------------------------------------------------------------------------------------------------

FLUID & METERING TECHNOLOGIES
  NET SALES                                                                   $136,706           $101,920
  OPERATING INCOME (b)                                                          29,751             19,759
  OPERATING MARGIN                                                                21.8%              19.4%
  DEPRECIATION AND AMORTIZATION                                               $  3,849           $  2,233
  CAPITAL EXPENDITURES                                                           2,636              1,132

HEALTH & SCIENCE TECHNOLOGIES
  NET SALES                                                                   $ 80,720           $ 63,021
  OPERATING INCOME (b)                                                          13,863             12,280
  OPERATING MARGIN                                                                17.2%              19.5%
  DEPRECIATION AND AMORTIZATION                                               $  2,569           $  1,399
  CAPITAL EXPENDITURES                                                           1,651                877

DISPENSING EQUIPMENT
  NET SALES                                                                   $ 47,893           $ 41,408
  OPERATING INCOME (b)                                                          11,704             10,330
  OPERATING MARGIN                                                                24.4%              24.9%
  DEPRECIATION AND AMORTIZATION                                               $    547           $  1,013
  CAPITAL EXPENDITURES                                                             292                659

FIRE & SAFETY/DIVERSIFIED PRODUCTS
  NET SALES                                                                   $ 69,196           $ 61,216
  OPERATING INCOME (b)                                                          15,358             13,655
  OPERATING MARGIN                                                                22.2%              22.3%
  DEPRECIATION AND AMORTIZATION                                               $  1,525           $  1,538
  CAPITAL EXPENDITURES                                                             886              1,138

COMPANY
  NET SALES                                                                   $333,268           $266,388
  OPERATING INCOME                                                              61,552             47,778
  OPERATING MARGIN                                                                18.5%              17.9%
  DEPRECIATION AND AMORTIZATION (c)                                           $  9,139           $  6,293
  CAPITAL EXPENDITURES                                                           5,783              4,015

---------------------------------------------------------------------------------------------------------

(a)  FIRST QUARTER DATA INCLUDES ACQUISITION OF BANJO (OCTOBER 2006), TOPTECH
     (DECEMBER 2006) AND FAURE HERMAN (FEBRUARY 2007) IN THE FLUID & METERING
     TECHNOLOGIES GROUP, JUN-AIR (FEBRUARY 2006) AND EPI (MAY 2006) IN THE
     HEALTH & SCIENCE TECHNOLOGIES GROUP AND AIRSHORE (JANUARY 2006) IN THE FIRE
     & SAFETY/DIVERSIFIED PRODUCTS GROUP FROM THE DATES OF ACQUISITION.

(b)  GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES.

(c)  EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES AND UNEARNED COMPENSATION.
